Exhibit 99.1
Contacts:
Matthew Pfeffer
VaxGen, Inc.
(650) 624-2400
VaxGen and Raven Terminate Merger Agreement
South San Francisco, Calif. — March 28, 2008 — VaxGen, Inc. (OTC Bulletin Board: VXGN), a biopharmaceutical company, announced that the Company and Raven biotechnologies, inc. have mutually agreed to terminate their merger agreement in light of stronger than anticipated opposition to the proposed merger by VaxGen stockholders. In addition, VaxGen’s Board has withdrawn from stockholder consideration the proposed 2008 Equity Incentive Plan, which is unnecessary in the absence of the merger. It has recently become apparent to both companies that despite initial indications to the contrary, the proposed merger and related equity plan proposals would be rejected by VaxGen stockholders.
     “We are obviously very disappointed that the proposed merger with Raven was not approved by our stockholders,” said James P. Panek, VaxGen President and CEO. “Despite the strong support of some institutions, and solid support by so many individual investors, it has become quite clear that there is sufficient opposition, such that this merger will not be approved.”
     VaxGen intends to open the Special Meeting of Stockholders scheduled for Friday, March 28th, but will adjourn the meeting without taking any action. The Board of Directors intends to immediately assess the Company’s strategic alternatives, including a possible liquidation of the Company.
   About VaxGen
     VaxGen is a biopharmaceutical company based in South San Francisco, California. The company owns a state-of-the-art biopharmaceutical manufacturing facility with a 1,000-liter bioreactor that can be used to make cell culture or microbial biologic products. For more information, please visit the company’s web site at http://www.vaxgen.com.
     Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the holding of the Special Meeting of Stockholders and the Board of Directors’ plans to assess strategic alternatives. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Additional information concerning these and other risk factors is contained in VaxGen’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward- looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.